Exhibit 10.21
J Stanley-Owusu Group of Companies

and

Blue Sphere Corporation

Waste Recycling Memorandum of Understanding

November 2010

Accra, Ghana

www.bluespherecorporate.com

This memorandum of understanding (“MoU”) relates to a clean development mechanism waste recycling project to be performed in or in respect of the waste disposal activities in the territory administered by the Greater Accra Regional Ministry and/or managed by the J Stanley-Owusu Group of Companies in Ghana and is entered into in Accra, Ghana on 3 November 2010 between:

1. the J Stanley-Owusu Group of Companies (“JSO”), which is a legal person under applicable Ghanaian law with an address at No. 1 J Stanley-Owusu Street, PO Box 3751, Accra, Ghana; and
2. Blue Sphere Corporation (“BSC”), a corporation organised under the laws of Nevada with an address at 35 Asuta St. Even Yehuda, Israel 40500 (each a “Party” and together, the “Parties”).

WHEREAS:

а) the Parties wish to implement a waste recycling project in respect of municipal solid waste produced in the Accra metropolitan area;
b) BSC has received certain preliminary information about such project:
c) BSC has analysed such information and the financial, technical and physical aspects of implementing such a project;
d) Based on such analysis, BSC has proposed and JSO has agreed to implement such project as a clean development mechanism (“CDM”)  pursuant to and in accordance with approved methodology AM0025 or other applicable approved methodology (the “Project”) under the Kyoto Protocol to the United Nations Framework Convention on Climate Change or its replacement protocol both as amended or extended;
e) in order to proceed with Project implementation, it is necessary and desirable for BSC to conduct due diligence and/or a feasibility study (the “Study”) and, in the event of a positive outcome, commence implementation of the Project in a commercially reasonable timeframe; and
f) the Parties therefore agree to conduct the Study and develop the Project on the basis of the foregoing and the following conditions.

Now, therefore, the Parties have agreed as follows:

Article 1.  Process; Granted Rights

1.1 Process. The Process will be as follows:

1.	BSC will conduct the Study at its own cost and share the results with JSO, which will have one calendar week to provide feedback thereon.
2.
In the event that in the opinion of BSC and taking into consideration the feedback of JSO, the results of the Study are satisfactory to BSC, the Parties shall use their reasonable endeavours to enter into, within three (3) weeks from the date on which BSC decided that the results of the Study were satisfactory, a binding project agreement to commence implementation of the Project and the CDM registration process.

3.
The details and aspects of the type and form of recycling or processing of the municipal solid waste (“MSW”) to comprise the Project shall be specified in such binding project agreement and will be based on the results and recommendations of the Study.

1.2 Certain Rights to be Included in a Binding Project Agreement.

1.2.1 BSC agrees to pay 100% of the costs to be incurred in implementing the Project and registering and selling its certified emission reductions (“CERs”).

1.2.2 The Parties agree that all costs to be incurred after the receipt of the Project’s first revenue shall be borne and paid out of such revenue for the life of the Project.

1.2.3 JSO agrees that all CERs to be obtained from the Project shall be deposited into BSC’s registry account at the UNFCCC or the registry account of a third party purchaser designated by BSC.

1.2.4 JSO agrees that all right, title and interest in and to the gas and other raw materials to be produced or utilised in the Project shall be transferred to BSC or to a third party purchaser designated by BSC (it being understood that a provision of this nature is required by buyers of CDM project CERs).

1.2.5 JSO agrees to use its best efforts to procure the payment to BSC or to its designee of the prevailing tipping fee for processing/recycling municipal solid waste shall be paid into a local account belonging to BSC or its designee on a monthly basis.  The current tipping fee is __ Ghana cedi.

1.3 BSC and JSO agree to use their reasonable endeavours to negotiate and enter into an agreement pursuant to which JSO will operate the waste to energy plant to be constructed as part of the Project, provided that JSO’s fees for such service are competitive and reasonable (in the reasonable discretion of BSC) in light of the Project’s costs and projected returns.

1.4 The Parties agree that JSO will receive 10% of the Project’s profits after BSC has recouped 100% of its actual investment and costs in the Project.

Article 2.  Exclusivity

Both Parties agree that neither Party will enter into any discussions with any other parties relating to participating in the Project in any manner without the written consent of the other Party.

Article 3.  Confidentiality

3.1. For so long as this MoU is in force and for 5 years after its termination, the Parties agree to keep confidential all information marked as confidential received from the other Party and not to disclose such information without the consent of the Party.  Nor will either party use any confidential information other than for the purposes of this MoU.

3.2. For the avoidance of doubt, confidential information will include all documents, data, technical information, business, financial and other information, written or oral, disclosed in connection with this Project with the exception of documents, data and/or information that:
а) when  disclosed or subsequently, is or becomes public information (not including as a result of a breach of this MoU);
b) was in the possession of the disclosing Party prior to its receipt from the other Party; and
с) was received from a third-party and is not subject to any limitations on its disclosure.

3.3 Notwithstanding the foregoing, the receiving Party may disclose confidential information to its counsel, technical or commercial consultants and its partners (collectively “Consultants”) for the purpose of implementing the Project on the condition that the receiving Party inform its Consultants of the confidential nature of such information and bind the Consultant to observe the provisions contained in this Article 3.

Article 4. Term and Termination

This MoU shall expire 180 days after the date hereof unless by such time BSC has performed the Study and based on the results thereof has decided to implement the Project.  In such case, this MoU shall remain in force until the Parties enter into a binding project agreement.  The confidentiality provisions of this MoU shall survive termination in the event that the Parties do not enter into a binding project agreement.

Article 5. Amendments to this MoU

Any changes to this MoU will be accomplished by means of supplemental written agreements between the Parties.

Article 6. Governing Law and Dispute Resolution

6.1 This MoU is governed by the law of England & Wales without regard for its conflict of laws principles.  All disputes arising out of or in connection with this MoU, shall be finally settled in arbitration in accordance with the rules and procedures of the London Court of International Arbitration by a single arbitrator appointed in accordance with said Rules which Rules shall be deemed to be incorporated by reference into this Section 6.1.  The decision of the arbiter shall be final.  The place of arbitration shall be London, England and the proceedings shall be conducted in the English language. The award of such arbitration shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The arbitrator shall give detailed explanations and reasoning for his judgment.

6.2 This MoU shall also be subject to the legal principle of “pacta sunt servanda” (agreements should be performed).

6.3 Each Party agrees to try to resolve all disputes and conflicts that arise between them in connection with this MoU through timely negotiations.  If the Parties do not resolve their conflict within 90 calendar days, such conflict may be referred to arbitration in accordance with Section 6.1 above.

Article 7. Other Conditions

7.1 This MoU may be signed in counterparts and delivered via facsimile or via email, each such counterpart (whether delivered via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.  Facsimile signatures of the Parties shall be deemed to constitute original signatures, and executed facsimile copies hereof shall be deemed to constitute duplicate originals.

7.2 JSO and BSC agree that BSC is and may be referred to in any Project documentation a Project Participant.

7.3 This MoU constitutes the entire understanding between the parties and supersedes any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them.

7.4 No Party shall be liable under this Agreement, for consequential, indirect, special or punitive damages such as, but not limited to, loss of profit.

IN WITNESS WHEREOF, this MoU is executed by each party by its duly authorized representative on the date set forth above.

J Stanley-Owusu Group of Companies

Name:
Title:

Blue Sphere Corporation

Name:
Title: